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                                                                    EXHIBIT 23.2


The Board of Directors
Alternative Living Services, Inc.


We consent to incorporation by reference in the registration statement on Form S-3 (Amendment No. 1) (No. 333-39705) of our report dated February 21, 1997, except for note 1, which is as of November 3, 1997, relating to the supplemental consolidated financial statements of Alternative Living Services, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K/A of Alternative Living Services, Inc.


Our report dated February 21, 1997, except for Note 1, which is as of November 3, 1997, contains an explanatory paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of Alternative Living Services, Inc. and Sterling House Corporation on October 23, 1997 which has been accounted for as a pooling-of-interests as described in note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Alternative Living Services, Inc. and subsidiaries after financial statements covering the date of consummation of the business are issued.

KPMG Peat Marwick LLP


Chicago, Illinois
November 25, 1997